EXHIBIT 10

                         PURCHASE AND SALE AGREEMENT

    This PURCHASE AND SALE AGREEMENT (this "Agreement") is made and entered into to be effective and binding as of the _____ day of October, 1996 (the "Effective Date"), by and between SUNRISE BROWNSVILLE ASSOCIATES,
LTD., a Texas limited partnership ("Seller"), and BROWNSVILLE SUNRISE DEVELOPERS, L.P., a Texas limited partnership, or assigns ("Purchaser").

                            W I T N E S S E T H:
                            -------------------

      In consideration of and in reliance upon the covenants herein contained, and for ten dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                  ARTICLE 1

                                 DEFINITIONS

      As used herein, the following words and phrases shall have the meanings set forth below:

      1.1 "ASSIGNMENT OF CONTRACTS" means an assignment in the form of EXHIBIT I attached hereto, executed and acknowledged by Seller and Purchaser, pursuant to which Seller assigns to Purchaser, and Purchaser assumes, all of Seller's right, title and interest under the Contracts.

      1.2 "ASSIGNMENT OF LEASES" means an assignment in the form of EXHIBIT J attached hereto, executed and acknowledged by Seller and Purchaser, pursuant to which Seller assigns to Purchaser, and Purchaser assumes, all right, title and interest of Seller under the Leases and the Specialty License Agreements.

      1.3 "ASSIGNMENT OF OPTION" means an assignment in the form of EXHIBIT S attached hereto executed and acknowledged by Seller and Purchaser, pursuant to which Seller assigns to Purchaser, and Purchaser assumes, all right, title and interest of Seller under the Option.

      1.4 "ASSIGNMENT OF REA" means an assignment in the form of EXHIBIT M attached hereto, pursuant to which Seller assigns to Purchaser and Purchaser assumes, all of Seller's right, title and interest in and to the REA.

      1.5 "BLANKET CONVEYANCE" means a blanket conveyance, bill of sale and assignment in the form of EXHIBIT N attached hereto, pursuant to which Seller assigns to Purchaser, and Purchaser assumes, all of Seller's right, title and interest in and to the Personalty and certain other interests set forth therein.

      1.6 "CLOSING" means the closing of the Escrow, disbursement of the Purchase Price and consummation of the transaction contemplated herein, which shall occur in accordance with Article 6.

      1.7    "CLOSING DATE" means the date set forth in Section 6.1.

      1.8 "CONTRACTS" means all (a) management, leasing, service, supplier, maintenance, operating and repair contracts (excluding the Leases, the Specialty License Agreements and recorded documents evidencing the Permitted Exceptions) and (b) equipment leases to which Seller is a party and all rights and options of Seller thereunder, including rights to renew or extend the term or purchase the leased equipment, relating to equipment or property located in or upon the Real Property or used in connection therewith which shall survive the Closing hereunder. A complete schedule of the Contracts is attached hereto as EXHIBIT C.

      1.9 "DEFECT" or "DEFECTS" means (a) a defect, discrepancy or other element of a Survey which is objectionable to Purchaser or (b) a lien, security interest or other encumbrance, other than a Permitted Exception or any Lease or Specialty License Agreement; PROVIDED, HOWEVER, that any lien, security interest or encumbrance shall not be a Defect so long as Seller provides, to Purchaser's satisfaction and at Seller's sole cost and expense at Closing, either (i) the commitment of the Title Insurer to endorse or insure over such lien, security interest or encumbrance, or (ii) security in the form of a bond, letter of credit or cash, in each case deposited in escrow with Escrowee, in the amount of 150 percent of the amount claimed under such Defect, to be used by Seller to obtain the release of such lien, security interest or encumbrance.

      1.10 "ESCROW" means the deed and money escrow for the Closing of the transaction contemplated hereby, among Escrowee, Seller and Purchaser.

      1.11 "ESCROW AGREEMENT" means the separate written instructions from the parties (or their attorneys) to Escrowee governing the Escrow, which shall be consistent with the general provisions of the usual form of deed and money escrow trust instruments for the purchase and sale of real property then in use by Escrowee, incorporating the provisions of Section 6.4 and otherwise with such special provisions inserted therein as may be required to conform with the provisions of this Agreement. This Agreement shall not be merged into the Escrow Agreement, but the Escrow Agreement shall be deemed auxiliary to this Agreement and, as between the parties hereto, the provisions of this Agreement shall govern and control.
If there is any conflict between the Escrow Agreement and this Agreement, this Agreement shall control.

      1.12 "ESCROWEE" means Ticor Title Insurance Company, 203 North LaSalle Street (Suite 1400), Chicago, Illinois 60601, Attention of Richard Lucchesi.

      1.13 "LEASES" means all leases, subleases, and other occupancy agreements, to which Seller is a party for any portion of, or interest in, the Real Property, other than the Specialty License Agreements, including all such occupancy agreements which may be made by Seller after the date hereof and prior to Closing in accordance with the terms of this Agreement. A rent roll (the "Rent Roll") describing the Leases existing as of the date hereof is attached hereto as EXHIBIT D.

      1.14 "OPTION" means that certain Option Agreement dated as of July 1, 1993, by and between Seller and W-B Partnership, L.P., an Illinois limited partnership ("W-B"), as amended by that certain Amendment to Option Agreement dated as of November 1, 1994, by and between Seller and W-B, as further amended by that certain Second Amendment to Option Agreement dated as of June 24, 1996, by and between Seller and W-B, pursuant to which Seller currently has the valid and enforceable right to acquire the property referenced therein, which property is contiguous to the Real Property.

      1.15 "PERMITTED EXCEPTIONS" means collectively, the exceptions to title to the Real Property listed on EXHIBIT B attached hereto, such other exceptions to title as are approved by Purchaser and those exceptions to title that are not Defects under the terms of this Agreement.

      1.16 "PERSONALTY" means all movable equipment, furniture, furnishings, supplies and other personal property (other than computer hardware or software, but including HVAC-related computer hardware and software) owned by Seller and located on the Property and used in connection with the operation, ownership, leasing, promotion, financing or management of the Real Property. A preliminary inventory of the Personalty is described in EXHIBIT F attached hereto, but such inventory shall not limit the generality or inclusiveness of the above description, it being the intent of the parties that all Personalty to be conveyed hereby includes every item of personal property of any nature (other than computer hardware or software, but including HVAC-related computer hardware and software) owned by Seller and related in any way to the Real Property or its operation, ownership, leasing, promotion, financing or management, including, without limitation:

      (a) all of Seller's right, title and interest in and to transferable plans, studies or other materials (excluding proposals, expressions of interest, term sheets, letters of intent or similar conditional, non-binding written materials) relating to the marketing of the Property to the public and prospective tenants and other occupants of the Property, including leasing brochures, market studies and tenant data sheets; and

      (b) all right, title and interest of Seller in and to all intangible personal property owned by Seller and used in the operation of the Property, including, without limitation, all logos, goodwill, going concern value, trade style, trademarks, service marks and trade names (inclusive of the name "Sunrise Mall", but exclusive of Urban Shopping Centers, Inc., JMB Realty Corporation or their affiliates) used by Seller in connection with the Property.

      1.17 "PROPERTY" means collectively, the Real Property, the Personalty, the Records, the Leases, the Specialty License Agreements, the Option and the Contracts.

      1.18 "PURCHASER" means Brownsville Sunrise Developers, L.P., a Texas limited partnership, having business offices at 4501 North Beach Street, Fort Worth, Texas 76136, or its assigns.

      1.19 "REAL PROPERTY" means all of that certain land particularly described in EXHIBIT-A attached hereto, including the buildings and all other improvements, structures, fixtures, facilities and installations on the Real Property (except to the extent of trade fixtures and equipment owned by tenants under the Leases or the Specialty License Agreements or listed on EXHIBIT F-1), together with all easements, rights, tenements, hereditaments and appurtenances thereunto belonging or appertaining, commonly known as "Sunrise Mall".

      1.20 "RECORDS" means all originals and all copies of any and all Leases, Specialty License Agreements, Contracts, operating statements and reports, permits, certificates of occupancy, plats, third-party marketing reports or studies, photographs, brochures, manuals, forms, third-party engineering reports or studies, promotional materials, plans, surveys, pleadings, third-party environmental reports, correspondence and tenant files relating to the ownership or operation of the Property or any part thereof or interest therein, to the extent in Seller's possession or control.

      1.21 "SELLER" means Sunrise Brownsville Associates, Ltd., a Texas limited partnership, having its business offices at 900 North Michigan Avenue (Suite 1900), Chicago, Illinois 60611.

      1.22 "SPECIALTY LICENSE AGREEMENTS" means all agreements or licenses for a term of one year or less for occupancy of space within the Real Property including license agreements which may be entered into after the date hereof and prior to Closing in accordance with the terms of this Agreement. A complete schedule of the Specialty License Agreements existing as of the date hereof is attached as EXHIBIT E.

      1.23 "SURVEY" means a TLTA survey of the Real Property dated within 30 days of the date of this Agreement, made by a surveyor or civil engineer duly licensed in Texas, performed to the standards described on, and certified in, the form attached hereto as EXHIBIT P to Seller, Purchaser and Title Insurer as having been prepared, at Seller's sole expense, in accordance with the MANUAL FOR PRACTICE FOR LAND SURVEYING IN TEXAS, which survey meets the requirements of a Category 1A, Urban Condition II, survey described therein and which shall set forth all matters required on a TLTA survey.

      1.24 "TITLE COMMITMENT" means a binder or commitment to be issued by Title Insurer to Purchaser, at Seller's sole expense, providing for the issuance at the Closing to Purchaser of the Title Policy, together with tax certificates for the Property.

      1.25   "TITLE INSURER" means Ticor Title Insurance Company.

      1.26 "TITLE POLICY" means a current TLTA Form T-1 Owner's Policy of Title Insurance dated the date and time of Closing and with liability in the amount of the Purchase Price (as defined in Section 2.2), insuring Purchaser as owner of fee title to the Real Property, together with insurance as a separate estate of any and all rights under any and all reciprocal easement agreements and other appurtenant easements, subject only to the Permitted Exceptions and, to the extent available deleting, or otherwise containing an endorsement over, the general or standard exceptions contained in such title insurance policy, all at Seller's sole expense.



                                  ARTICLE 2

                              AGREEMENT TO SELL

      2.1 AGREEMENT. Upon and subject to the terms and conditions contained in this Agreement, Seller agrees to sell and Purchaser agrees to purchase from Seller, all of Sellers' right, title and interest in and to the Property.

      2.2 PURCHASE PRICE. The purchase price for the Property (the "Purchase Price") shall be $12,350,000, adjusted as set forth herein and reflected on the closing statements to be delivered at Closing, payable as follows:

      (a) For the purpose of securing the performance of Purchaser hereunder, Purchaser shall deposit with Escrowee, on or before the third business day after the full execution hereof, the sum of $250,000 as earnest money (together with all interest accrued thereon, the "Deposit"), in the form of a certified or cashier's check payable to Escrowee or a wire transfer of immediately available funds, which Deposit, along with all interest or other earnings accrued on such sum, shall serve as earnest money for this transaction. The Deposit shall be held and disbursed by Escrowee in accordance with the terms and conditions of a joint order escrow, executed by (and subject to the reasonable approval of) Purchaser and Seller, which shall provide that Escrowee pay the Deposit: (i) to Seller at and upon the Closing or upon any default of Purchaser under the terms of this Agreement in accordance with the provisions of Section 11.2; or (ii) to Purchaser immediately upon a permitted termination of this Agreement in accordance with the provisions of this Agreement.

      (b) The balance of the Purchase Price, less the aggregate amount of the Deposit, plus or minus applicable prorations described below, shall be deposited by Purchaser in the Escrow in immediate, same-day federal funds wired for credit into such account as Escrowee may designate on or before the Closing Date.



                                  ARTICLE 3

             SATISFACTION OF MORTGAGES; REDEVELOPMENT CONDITION

      3.1 DESCRIPTION OF MORTGAGES. The Property is subject to the mortgages and deeds of trust described on EXHIBIT K attached hereto (the "Mortgages"), which secure promissory notes payable to the lenders (the "Lenders") described on EXHIBIT K in connection with each of the Mortgages.

      3.2 SATISFACTION. Purchaser shall only accept title to the Property free from the Mortgages and other loan documents executed in connection with the Mortgages. Seller shall use diligent, good-faith efforts to cause, on or before the Closing Date, each Lender to release the Mortgages, and such release shall be a condition of Closing hereunder.



                                  ARTICLE 4

                              INSPECTION PERIOD

      4.1    COMPLETED DUE DILIGENCE REVIEWS.

      (a) Purchaser has performed and completed all of Purchaser's due diligence examinations, reviews and inspections of matters pertaining to the purchase of the Property, including leases, reciprocal easement agreements, service contracts, warranties, survey and title matters, and physical, environmental compliance and redevelopment matters and conditions respecting the Property. Seller and Purchaser have discussed the results of Purchaser's due diligence examinations, reviews and inspections and the Purchase Price, as reflected herein, has been determined (and has been significantly reduced) to appropriately take such due diligence matters into account to Purchaser's full satisfaction.

      (b) Purchaser will indemnify, defend, and hold Seller harmless from and against any damage, loss, cost or expense for personal injury or property damage or mechanic's liens caused by Purchaser or its agents in connection with its due diligence reviews, inspections or examinations. The provisions of this paragraph shall survive the closing of the transactions hereunder
(or the earlier termination of this Agreement) only until December 31, 1996.



                                  ARTICLE 5

                          ESCROW, TITLE AND SURVEY

      5.1 ESCROW. The Closing of the transaction contemplated hereby shall be through the Escrow pursuant to the provisions of this Article 5.

      5.2 ESCROW AND TITLE COSTS. Title insurance and escrow charges shall be paid as follows:

      (a) The cost of the Escrow shall be divided equally between Seller and Purchaser;

      (b) Seller shall pay the cost of securing the Title Commitment and the Survey, Title Policy, and the cost of abstracting, title examination and recording any documents required to satisfy or release Defects or to insure over the same (to the extent Seller agrees to undertake such satisfaction, release or insurance over hereunder);

      (c) Purchaser shall pay the cost of any additional endorsements to the Title Policies, the cost of recording any deeds from Seller to Purchaser, and the cost of recording any other documents; and

      (d) Notwithstanding the foregoing, if the Escrow fails to close by reason of any default by either party hereto, all costs specified in this
Section 5.2 and any costs of recording of documents required to terminate this Agreement and the Escrow shall be borne by the party at fault.

      5.3 TITLE COMMITMENT AND SURVEY. Seller shall cause Escrowee, as agent for Title Insurer, to deliver to Purchaser, on or before ten days prior to Closing, at Seller's sole expense, the Title Commitment and the Survey.

      5.4    DEFECTS IN TITLE COMMITMENT OR SURVEY.  If any Title
Commitment or Survey delivered by Seller discloses any Defects, Purchaser shall have until the sooner to occur of Closing or five days after Purchaser's receipt of both the Title Commitment and Survey to notify
Seller of the Defects, and then Seller shall have until the sooner to occur of Closing or five days after notice thereof from Purchaser to elect to (a) cure or remove the Defect, (b) obtain the commitment of Title Insurer to "insure over" the Defect or provide an endorsement to the Title Policy to Purchaser's satisfaction or (c) provide security in the form of a bond, letter of credit or cash, in each case deposited in escrow with Escrowee, to be used by Purchaser to obtain the release of such Defect.
If Seller is unable or unwilling to accomplish any of the foregoing with respect to such Defect within such period, Seller shall promptly so advise Purchaser in a written notice given not later than the expiration of such period (it being understood and agreed that the failure of Seller to give any notice in writing during such period shall be deemed to be Seller's election not to undertake any action with respect to such Defect). Purchaser shall have the right, by delivery of written notice of such election to Seller within the period expiring on the sooner to occur of Closing or five days after the receipt by Purchaser of Seller's notice as aforesaid, to (i) terminate this Agreement, in which event all of the Deposit shall be immediately refunded to Purchaser, as Purchaser's sole and exclusive right and remedy with respect to any Defect, and Purchaser shall not have the right to seek, pursue or obtain any other right or remedy at law or in equity with respect thereto or (ii) proceed to Closing, with such Defect being deemed to be a Permitted Exception
(with no reduction in the Purchase Price). In the event Purchaser does not timely provide such notice of termination, this Agreement shall continue in full force and effect and Purchaser shall be deemed to have accepted such Defect as a Permitted Exception (with no reduction in the Purchase Price with respect thereto.



                                  ARTICLE 6

                                   CLOSING

      6.1 CLOSING DATE. The Closing shall take place at 10:00 a.m. CDT on September 30, 1996 (the "Closing Date"), at the office of the affiliate of Escrowee:

Chicago Title Insurance Company, 14607 San Pedro (Suite 175), San Antonio, Texas 78232, or such other time, date or place as the parties shall agree.

      6.2 ESCROW. The purchase and sale shall be closed through the Escrow which shall be created by Seller and Purchaser concurrently herewith. Upon creation of the Escrow, the Deposit shall be deposited therein.

      6.3 DEPOSITS INTO ESCROW. The Escrow Agreement shall be upon the following terms and conditions, and the Closing shall be contingent on the performance of all of the following (other than with respect to subparagraph
(a)(iv) below, with respect to which Seller must only exert diligent, good-faith efforts to deliver to Purchaser):

      (a) On or before the Closing Date, Seller shall deposit or cause to be deposited (other than with respect to subparagraph (iii) of this paragraph (a), which shall be obtained by Purchaser outside the Escrow, with the diligent, good-faith assistance of Seller, and the items referenced in subparagraphs (ii), (iv), (viii) and (viii) of this paragraph (a), which shall be delivered to Purchaser by Seller outside the Escrow) into the Escrow the following:

             (i) a recordable special warranty deed (the "Deed") transferring to Purchaser fee simple title to the Real Property, subject only to the Permitted Exceptions;

             (ii) the original execution copies of all Leases and Specialty License Agreements or copies certified to be true and correct, if the execution copies are not available;

             (iii) estoppel certificates, each in the form of EXHIBIT G attached hereto (each, an "Estoppel Certificate") from Sears (which estoppel certificate shall, among other things, acknowledge Sears' responsibility for the remediation of a leaking underground storage tank on Sears' parcel), Bealls, K-Mart, Luby's Cafeteria, Walgreen and Cinemark, (each, an "Anchor" and collectively, the "Anchors") occupying any portion of the Real Property under a Lease or an Anchor Agreement (as defined in Section 9.1(o)). An Estoppel Certificate shall be deemed to be in form and substance satisfactory to Purchaser notwithstanding any qualifications made by the applicable tenant, if it is executed by the applicable tenant in the form of EXHIBIT G, with the information specifically required by the applicable tenant's Lease and otherwise consistent with the information provided to Purchaser by Seller in connection with Purchaser's inspection of the Real Property and the Leases;

             (iv) Estoppel Certificates from tenants occupying at least 75 percent of the currently occupied non-Anchor space of the Real Property

             (v) any documentation required to be executed by Seller with respect to any state, county, or local sales taxes applicable to the conveyance of the Real Property pursuant to this Agreement;

             (vi) any documentation (e.g., any certificate of vehicle title) required to be executed in order to effect the transfer of the Personalty to Purchaser;

             (vii) a Rent Roll of the Closing Date certified as true and correct by Seller;

             (viii)notice to Tenants regarding the sale in form and substance reasonably acceptable to Seller and Purchaser;

             (ix)  a FIRPTA Affidavit executed by Seller;

             (x)   a Form 1099S, executed by Seller; and

             (xi) any additional documents that Purchaser determines to be reasonably necessary to the proper consummation of the transaction contemplated by this Agreement (provided the same do not materially increase the costs to, or liability or obligations of, the party delivering the same hereunder in a manner not otherwise provided for herein).

      (b) On or before the Closing Date Purchaser shall deposit into the Escrow the following:

             (i) the Purchase Price, adjusted as set forth herein and reflected on the closing statement described in Section 6.3(c)(i) (the "Adjusted Purchase Price");

             (ii) any documentation required to be executed by Purchaser with respect to any state, county, or local sales taxes applicable to the conveyance of the Real Property pursuant to this Agreement;

             (iii) any documentation (e.g., any certificate of vehicle title) required to be executed in order to effect the transfer of the Personalty to Purchaser; and

             (iv) any additional documents that Seller reasonably determines to be necessary to the proper consummation of the transaction contemplated by this Agreement (provided the same do not materially increase the costs to, or liability or obligations of, the party delivering the same hereunder in a manner not otherwise provided for herein).

      (c) On or before the Closing, Seller and Purchaser shall jointly deposit into the Escrow the following:

             (i) a closing statement in quadruplicate in form and substance satisfactory to the parties hereto;

             (ii)  the Assignment of Leases;

             (iii) the Assignment of Contracts;

             (iv)  the Blanket Conveyance;

             (v)   the Assignment of Option; and

             (vi)  the Assignment of REA.

      (d) Title Insurer shall be unconditionally prepared to issue the Title Policy in strict accordance with the Title Commitment approved by Purchaser as set forth in Article 5.

      (e) The representations and warranties set forth in Article 9 shall be true and correct as of the date of Closing.

      6.4    CLOSING.  (a) At Closing, Escrowee shall:

             (i) record the following documents in the appropriate records of the appropriate jurisdictions:

                   (A)   the Deed;

                   (B)   the Assignment of Leases;

                   (C)   the Assignment of Contracts;

                   (D)   the Blanket Conveyance;

                   (E)   the Assignment of REA;

                   (F)   the Assignment of Option;

                   (G) all recordable documents required by Sections 5.4, 6.3(a)(v), (vi) and (xi), 6.3(b)(ii), (iii) and (iv);

             (ii)  deliver the Adjusted Purchase Price to Seller;

             (iii) deliver to Seller counterparts of all documents described in paragraph (a)(i) of this Section 6.4; and

             (iv) deliver to Purchaser (A) counterparts of all documents described in paragraph (a)(i) of this Section 6.4; (B) all other documents described in paragraph 6.3; and (C) the Title Policy.

      (b) At Closing, Seller shall deliver to Purchaser, or shall otherwise leave at the Property, all Records, and shall authorize all third parties (including, without limitation, Seller's attorneys, to the extent necessary (and not privileged) to prosecute third-party claims) to deliver any Records held by them to Purchaser.



                                  ARTICLE 7

                  PRORATIONS BETWEEN PURCHASER AND SELLER;
                            TRANSFER OF ACCOUNTS

      7.1    PRORATIONS.        (a)   GENERAL.  For purposes of this Section
7.1, the "Proration Date" shall be deemed to be 11:59 p.m. CDT on the day immediately preceding the Closing Date, so that Purchaser shall be deemed to be in title to the Real Property and therefore entitled to the income and responsible for the expenses for the entire day of the Closing Date. Seller agrees to prepare and deliver to Purchaser prior to Closing a schedule of tentative adjustments. Such adjustments, if and to the extent known and/or estimated as of the Closing, shall be paid by Purchaser to Seller (if the prorations result in a net credit to Seller) or by Seller to Purchaser (if the prorations result in a net credit to Purchaser), by increasing or reducing the cash to be paid by Purchaser at the Closing. Any such adjustments not determined as of the Closing or later determined to have been inaccurate, shall be paid by Purchaser to Seller, or by Seller to Purchaser, as the case may be, in cash as soon as practicable following the receipt or determination of the information necessary to make such adjustments, but in no event later than December 31, 1996.

      (b) RENTALS. Subject to the provisions of Section 7.1(c) and (d), Rentals (as hereinafter defined) which have been collected shall be prorated as of the Proration Date. "Rentals" includes fixed monthly rentals, additional rentals, percentage rentals, escalation rentals, retroactive rentals, operating cost pass-throughs and expense reimbursements, common area maintenance charges, utility charges, sprinkler head rentals, storage rentals, special event proceeds, temporary rents, telephone receipts, locker rentals, vending machine receipts and other sums and charges payable by Tenants under the Leases or Specialty License Agreements or from other occupants or users of the Real Property.

      (c) DELINQUENT RENTALS. Delinquent Rentals shall be prorated between Purchaser and Seller as of the Proration Date but not until they are actually collected by Purchaser. Rentals are "Delinquent" when payment thereof is due on or before the Proration Date but has not been made by the Proration Date. Purchaser shall use Purchaser's good faith efforts to collect any Delinquent Rentals, but Purchaser shall not be required to institute legal proceedings and Purchaser shall be required to expend no more than nominal cost and expense in collecting Delinquent
Rentals. After the Closing, Seller shall not institute any legal proceedings against any occupant of the Real Property, unless Purchaser expressly waives in writing Purchaser's right to collect Delinquent
Rentals, in which event Seller may collect such Delinquent Rentals, including, without limitation, the institution of such legal proceedings. Notwithstanding the above, with respect to Delinquent Rentals and any other amounts or rights of any nature regarding tenants who are no longer tenants of the Property as of the Closing Date, Seller shall retain all rights relating thereto. Under no circumstances shall Seller take any action after the Closing against any such occupant which would affect such occupant's right to occupy its owned, leased or licensed premises. Seller shall not be entitled to any Rentals received from Tenants after the Proration Date unless such Tenants are current in their Rental obligations for periods occurring from and after the Proration Date.
Rentals actually collected by Purchaser shall be applied first against any amount currently due and then to amounts which are most recently overdue. For purposes hereof, "amounts currently due" shall include amounts which would be due for a month which is to commence within five days after receipt of such amounts.

      (d) OPERATING COST PASS-THROUGHS, ETC.. Operating cost pass-throughs, expense reimbursements, utility charges, common area maintenance charges, HVAC, advertising and promotional fees, merchants' association fees, percentage rentals, additional rentals and other retroactive rental escalations, sums or charges payable by occupants of the Real Property which accrue as of the Proration Date but are not then due and payable, shall be prorated as of the Proration Date; PROVIDED, HOWEVER, no payment thereof shall be made to Seller unless and until Purchaser actually collects same from the Tenants. Purchaser shall use Purchaser's good faith efforts to collect such amounts, but Purchaser shall not be obligated to institute legal proceedings and Purchaser shall be required to expend no more than nominal cost and expense in collecting such amounts. After the Closing, Seller shall not institute any legal proceedings against any occupant of the Real Property owing any amount described in this paragraph (d), unless Purchaser expressly waives in writing Purchaser's right to collect Delinquent Rentals, in which event Seller may collect such Delinquent Rentals, including, without limitation, the institution of such legal proceedings. Notwithstanding the above, with respect to Delinquent Rentals and any other amounts or rights of any nature regarding tenants who are no longer tenants of the Property as of the Closing Date, Seller shall retain all rights relating thereto. Seller shall not be entitled to any operating cost pass-throughs, percentage rentals or other retroactive rental escalations sums or other charges received from any such occupant after the Proration Date unless such occupant are current in such obligations for periods from and after the Proration Date. When and if Purchaser actually collects any amount described in this paragraph (d), such amounts shall be applied first to payment(s) currently due and then to payment(s) most recently due, and the excess, if any, over such current obligations shall be due to Seller, as and when actually received, to the extent of such operating cost pass-throughs, percentage rentals or other retroactive rental escalations, sums or charges, accruing prior the Proration Date.

      (e) PREPAID RENTALS. Rentals already received by Seller attributable to periods after the Proration Date and the amount of any other credits due occupants of the Property, theretofore paid in cash to Seller and applicable to any period or periods after the Closing
 Date, shall be credited to Purchaser at the Closing.

      (f) TAXES AND ASSESSMENTS. Any delinquent real estate taxes and any delinquent installments of assessments (including penalties and charges) on the Real Property shall be paid at the Closing from funds accruing to Seller. All non-delinquent real estate taxes on the Real Property for the fiscal tax year in which the Proration Date occurs shall be estimated based upon the most recently available real estate tax bill and prorated as hereinafter described at the Closing based upon such estimate. Purchaser and Seller shall re-prorate the real estate taxes following the Closing upon receipt of the actual real estate tax bill for the applicable fiscal tax year in which the Proration Date occurs. Purchaser shall be credited with an amount equal to all real estate taxes for the applicable fiscal tax year which have accrued prior to the Proration Date. All real estate taxes for fiscal tax years prior to the fiscal tax year in which the Proration Date occurs shall be the obligation of Seller. Purchaser shall also be credited with an amount equal to all real estate taxes already collected or received by Seller from Tenants and attributable to periods after the Proration Date, so long as such amounts have not previously been used to pay real estate taxes already due for the period after the Proration Date. If, after the Proration Date, any additional real estate taxes are assessed against the Property by reason of back assessments, corrections to previous tax bills and similar reasons relating to the period prior to the Proration Date, Seller shall pay all such additional real estate taxes, except to the extent the same are actually collected from Tenants.

      (g) OPERATING EXPENSES. All utility service charges for electricity, heat and air conditioning service, other utilities, common area maintenance, taxes other than real estate taxes such as rental taxes, other expenses incurred in operating the Real Property, and any other costs incurred in the ordinary course of business or the management and operation of the Real Property, shall be prorated on an accrual basis.
All such charges accruing prior to the Proration Date shall be the obligation of Seller, and Purchaser shall be credited with an amount equal to all such charges, taxes, expenses and costs which have accrued prior to the Proration Date. Purchaser shall be responsible for all such charges accruing after the Proration Date.

      (h) COMMISSIONS. Seller shall pay in full all leasing commissions with respect to the Leases and the Specialty License Agreements, other than with respect to options, extensions or expansions which have been disclosed to Purchaser on EXHIBIT D.

      (i) SECURITY DEPOSITS. Purchaser shall receive possession of, or be credited with, an amount equal to all refundable security deposits under all Leases and Specialty License Agreements.

      (j) CONTRACTS. Amounts payable under the Contracts shall be prorated on an accrual basis. All amounts payable under the Contracts accruing prior to the Proration Date shall be the obligation of Seller, and Purchaser shall be credited with an amount equal to all amounts payable under the Contracts which have accrued prior to the Proration Date. Purchaser shall be responsible for all amounts payable under the Contracts accruing after the Proration Date.

      (k) PREPAID EXPENSES. Seller shall be credited with an amount equal to all costs, expenses, charges and fees prepaid by Seller and attributable to the period after the Closing Date.


                                  ARTICLE 8

                ADDITIONAL AGREEMENTS OF SELLER AND PURCHASER

      8.1    SELLER'S AGREEMENTS.  Prior to Closing, Seller agrees:

      (a) to comply with this Agreement, all Leases, Contracts, Specialty License Agreements, Permitted Exceptions and Mortgages, and to timely pay all taxes, insurance premiums, assessments and utility charges;

      (b) to operate and manage the Property in the ordinary course of business in accordance with Seller's normal and customary practice prior to the date hereof, but subject to the terms of this Agreement and in accordance with all applicable federal, state and local laws, ordinances and requirements, and maintain the Property in good order, condition and repair, reasonable wear and tear excepted, which maintenance obligations shall be subject to Article 10 hereof and shall not include extraordinary capital expenditures;

      (c) except with Purchaser's prior written consent, not to enter into any Contract, which consent shall not be unreasonably withheld prior to the expiration of the Inspection Period; after the expiration of the Inspection Period, Purchaser's consent shall be in Purchaser's sole and absolute discretion; and

      (d) to notify Purchaser promptly upon notice of Seller's receipt of any casualty or threatened condemnation of any portion of the Property.

      8.2 LEASING. (a) EXISTING LEASES. After the date hereof, Seller shall not amend, modify, extend or terminate, nor enter into any written or oral agreement to amend, modify, extend or terminate, any of the Leases or the Specialty License Agreements without Purchaser's prior written consent, which consent shall be in Purchaser's sole and absolute discretion. If Purchaser does not provide such consent to Seller within five business days after Purchaser's receipt of Seller's request therefor, Purchaser shall be deemed to have denied its consent. Notwithstanding the foregoing, without Purchaser's prior written consent, which consent shall be in Purchaser's sole and absolute discretion, Seller shall not exercise any legal remedy against any occupant of any of the Real Property who is in default under its respective Lease or Specialty License Agreement or other occupancy, reciprocal easement or operating agreement (including, without limitation, the right to commence unlawful detainer or eviction actions).

      (b) PROPOSED LEASES. After the date hereof, without Purchaser's prior written consent, which consent shall be in Purchaser's sole and absolute discretion, Seller shall not enter into any new Leases and Specialty License Agreements or expand the premises leased pursuant to any existing Lease or Specialty License Agreement.

      (c) LEASING COSTS. Except as set forth in paragraph 8.3, Seller shall be solely responsible for all costs (collectively, the "Tenant Costs") incurred in connection with placing tenants in occupancy at the Real Property pursuant to new Leases or Specialty License Agreements executed prior to the date of this Agreement and in connection with extensions of lease terms of tenants scheduled on the Rent Roll beyond their scheduled expiration date or expansions of the premises leased to existing tenants pursuant to extension or expansion agreements executed prior to the date of this Agreement, including, without limitation, tenant inducements, moving costs, third party costs, attorneys' fees, leasing commissions
(other than commissions payable to Seller or its employees, only as reflected in the financial information furnished by Seller to Purchaser prior to the date of this Agreement), tenant improvement costs, construction allowances and lease buy-outs; provided all such costs are set forth in the Leases, Specialty License Agreements, lease modifications or other documents or agreements provided to Purchaser.

      8.3 PURCHASER'S ASSUMPTION OF OBLIGATIONS. From and after the Closing Date, Purchaser shall assume and perform all of Seller's obligations, if any, that are to be performed after the Closing Date under the terms and conditions of all Leases, Specialty License Agreements and Contracts assigned at Closing under the terms of this Agreement. Purchaser shall also be solely responsible for all Tenant Costs incurred in connection with Leases, Specialty License Agreements or extensions thereof or expansions of leased premises thereunder, to which Purchaser has consented pursuant to paragraphs 8.2(a) or (b).

      8.4 POSSESSION. It shall be a condition of Purchaser's obligation to purchase the Property that Purchaser shall obtain possession of the Real Property upon the completion of the Closing, subject only to the Permitted Exceptions.

      8.5 CONFIDENTIALITY. Prior to Closing, Purchaser shall maintain as confidential all information and materials relating to, the Property or Seller, including, without limitation, all documents, instruments, agreements, reports, data, compilations, summaries and notes and any other information, whether written or oral (collectively, the "Evaluation Material"), which is furnished or made available to Purchaser or Purchaser's accountants, agents, attorneys, contractors, employees, inspectors or representatives. The term "Evaluation Material" will also include all analyses, compilations, studies, or other material prepared by Purchaser or Purchaser's accountants, agents, attorneys, contractors, employees, inspectors or representatives containing or based in whole or in part on any information furnished or made available to Purchaser in connection with the transactions contemplated under this Agreement.
Prior to Closing, Evaluation Material shall not be disclosed by Purchaser or Purchaser's accountants, agents, attorneys, contractors, employees, inspectors or representatives, in any manner whatsoever, whether in whole or in part, without the prior written consent of Seller, except for disclosures to accountants, attorneys, investment bankers, investors, partners or lending institutions, but only to the extent reasonably necessary or appropriate in connection with the transactions contemplated under this Agreement, and except for the disclosure of Evaluation Material which (a) is or becomes generally available to the public other than as a result of a disclosure by Purchaser or Purchaser's accountants, agents, attorneys, contractors, employees, inspectors or representatives, (b) becomes available to Purchaser on a non-confidential basis from a source other than Seller, which source is not known by Purchaser to be bound by a confidentiality agreement with respect to the Evaluation Material or (c) is required to be disclosed by court order.
The terms and conditions of this Section shall survive the termination of this Agreement but shall not survive Closing.


                                  ARTICLE 9

                       REPRESENTATIONS AND WARRANTIES

      Except as specifically set forth in Section 9.1 below, the sale of the Property hereunder is and will be made on an "as is" basis, without representations and warranties of any kind or nature, express, implied or otherwise, including, but not limited to, any representation or warranty concerning title to the Property, the physical condition of the Property (including, but not limited to, the condition of the soil or the Improvements), the environmental condition of the Property (including, but not limited to, the presence or absence of hazardous substances on or respecting the Property), the compliance of the Property with applicable laws and regulations (including, but not limited to, zoning and building codes or the status of development or use rights respecting the Property), the financial condition of the Property or any other representation or warranty respecting any income, expenses, charges, liens or encumbrances, rights or claims on, affecting or pertaining to the Property or any part thereof. Purchaser acknowledges that, during the Inspection Period, Purchaser will examine, review and inspect all matters which in Purchaser's judgment bear upon the Property and its value and suitability for Purchaser's purposes. Except as to matters specifically set forth in
Section 9.1 below, Purchaser will acquire the Property solely on the basis of its own physical and financial examinations, reviews and inspections and the title insurance protection afforded by the Title Policy.

      9.1 SELLER'S REPRESENTATIONS AND WARRANTIES. Seller represents and warrants to Purchaser that:

      (a) CONTRACTS; INSURANCE. To Seller's knowledge, there are no Contracts, except as set forth in EXHIBIT C hereto. Except as set forth on EXHIBIT C to Seller's knowledge, there is no default or circumstance which, with the giving of notice or the passage of time or both, would constitute a breach or default under the Contracts and except as set forth on EXHIBIT C all of the Contracts can be terminated without premium or penalty of any kind upon not more than 30 days' prior written notice. The Property is currently insured pursuant to the insurance policies described on EXHIBIT C-1, and the premiums for such policies shall be paid at or prior to Closing. Seller has continuously maintained so-called "zero deductible" commercial general liability insurance covering the Property for at least ten years prior to the date hereof.

      (b) LEASES. Except for the Leases described in the Rent Roll attached as EXHIBIT D and the Specialty License Agreements described in EXHIBIT E, there are no other leases encumbering the Property, or any part thereof or interest therein, and no person, other than tenants and licensees under the Leases or the Specialty License Agreements, have any right of possession of the Real Property, or any part thereof or interest therein. Except as set forth on EXHIBIT D or as disclosed by executed Estoppel Certificates delivered to Purchaser prior to Closing, to Seller's knowledge there is no breach, default or circumstance which, with the giving of notice or the passage of time or both, would constitute a breach or default on the part of Seller or any tenant or licensee under any of the Leases or Specialty License Agreements.

      (c) SELLER'S AUTHORITY. Seller has been duly formed and is validly existing, in good standing in the State of Texas and is duly qualified to do business and is in good standing in all states (including Texas) in which it conducts business and Seller has the full right and authority and has obtained any and all consents required therefor to enter into this Agreement, consummate or cause to be consummated all transactions contemplated hereby and make or cause to be made transfers and assignments contemplated herein; the persons signing this Agreement on behalf of Seller are authorized to do so; and this Agreement and all of the documents to be delivered by Seller at the Closing have been authorized and properly executed and will constitute the valid and binding obligations of Seller, enforceable against Seller in accordance with their terms.

      (d) PENDING ACTIONS. There are no suits, actions or proceedings pending against Seller or any part of the Property, and to Seller's knowledge, there are no suits, actions or proceedings which have been threatened in writing against Seller or any part of the Property, other than those listed on EXHIBIT R.

      (e) CONDEMNATION. There are no pending or, to Seller's knowledge, proposed in writing, condemnation or eminent domain proceedings affecting any portion of or interest in any portion of the Property.

      (f) COMPLIANCE. Seller has received no written notice from any governmental authority having jurisdiction over the Property to the effect that the Property violates any applicable law, code or ordinance. Seller has received no written notice from any party to any Lease, Specialty License Agreement or Anchor Agreement to the effect that Seller is in default under any such document.

      (g) ENVIRONMENTAL NOTICES. Seller has not received written notice from any governmental authority of any violation of an Environmental Law.
To Seller's knowledge, no violation of any Environmental Law currently exists with respect to any portion of the Property. As used in this Agreement, the term "Environmental Law" means the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et. seq., as amended by the Superfund Amendments and Reauthorization Act; the Emergency Planning and Community Right-to-Know Act ("EPCRA"), 42 U.S.C. Sec 11001 et. seq.; the Toxic Substance Control Act ("TSCA"), 15 U.S.C. Sec 2601 et. seq.; the Atomic Energy Act, 42 U.S.C. Sec 2011 et. seq. ("AEA"); or any equivalent or state or local laws or ordinances.

      (h) CONSENTS. Except for the release by the beneficiary under the Mortgage, which shall be a condition of Purchaser's obligation to purchase the Property, no approval, consent, waiver or filing with any third party, including, but not limited to, any governmental bodies, agencies or instrumentalities, is required for the execution, delivery and performance of this Agreement by Seller or for the consummation of all transactions contemplated hereby.

      (i) SELLER'S CLAIMS. As of the date hereof, Seller has no claim against any portion of the Property and, in connection therewith, has no right to assert any claim, lien or other encumbrance against any portion of the Property.

      (j) TRUE INFORMATION. Seller has provided to Purchaser true and correct copies of the Option and all Leases, Contracts, Anchor Agreements, Specialty License Agreements and all other Records, with no relevant documents omitted, including, without limitation, any side agreements or other special arrangements in respect of Leases, Anchor Agreements or other agreements with occupants of the Real Property.

      (k) TITLE TO PROPERTY. All contractors, subcontractors and other persons furnishing labor, materials, supplies or services (including, without limitation, parties to the Contracts) to or on behalf of Seller or any portion of the Property have been paid in full or, in the usual course of Seller's business (but in any event at or prior to Closing) will be paid in full, and, at Closing, there shall be no claims against any portion of the Property in connection therewith. There is no contract or agreement between Seller and any entity (other than Purchaser) related to the acquisition or proposed acquisition by such entity of the Property or any portion thereof or interest therein.

      (l) LEASING COMMISSIONS. No leasing, brokerage or like commissions, fees or payments are due in respect of any of the Leases or Specialty License Agreements, or with respect to any other matter or thing relating to the Property, except for commissions owing to Seller in the ordinary course of business, and reflected on the Financials (as hereinafter defined).

      (m) FINANCIALS. The Cash Operating Statements for years ended December 31, 1993, 1994 and 1995 and year-to-date through August, 1996 (collectively, the "Financials") have been prepared by or on behalf of Seller in the ordinary course of its business.

      (n) TAXES. To Seller's knowledge, there are no unpaid or outstanding real estate or other taxes or assessments (including, without limitation, mitigation, impact, concurrence, development and utility tap-in fees and contributions-in-aid-of-construction) on or against the Property or any part thereof (except only ad valorem taxes not yet due and payable).

      (o) ANCHOR AGREEMENTS. To Seller's knowledge, all agreements (the "Anchor Agreements") set forth on EXHIBIT Q hereto to which any Anchor is a party are unmodified and in full force and effect, in accordance with their respective terms, and constitute the sole agreements and understandings (written or oral) between Seller and the Anchors (or any of their affiliates) with respect to the Property or any portion thereof and the copies thereof furnished by Seller to Purchaser are true and complete.

      (p) TENANT IMPROVEMENTS. All tenant improvements or work to be done, furnished or paid for by Seller for, or in connection with, any of the Leases or Specialty License Agreements have been completed and paid for.

      (q) PERSONALTY. The Personalty described on EXHIBIT F is all the personal property attached or appurtenant to, or used or usable by Seller in connection with the occupancy or operation of all or any part of the Real Property, and all such Personalty is owned by Seller free of any and all liens, encumbrances, charges or adverse interests other than Permitted Encumbrances. There is no Personalty located at the Real Property owned by any party other than Seller.

      (r) PLEDGES. No interest in the Specialty License Agreements, Anchor Agreements, Leases or rents has been assigned, pledged, hypothecated or otherwise encumbered by Seller, except pursuant to the Mortgages.

      (s) EMPLOYEES; EMPLOYMENT AGREEMENTS. Seller has no employees. There are no employment, management or similar agreements or arrangements between Seller and any third parties or any of its employees or others which will be binding on Purchaser, nor are there any outstanding worker's compensation, discrimination or other employment-related suits or claims, nor have any incidents occurred which could give rise to any such suit or claim. There are no pension plans (including, without limitation, 401(k) plans), whether or not fully funded and/or vested, with respect to any employee of Seller, for which Purchaser shall be liable.

      9.2    PURCHASER'S REPRESENTATIONS AND WARRANTIES.
Purchaser represents and warrants to Seller that:

      (a) PURCHASER'S AUTHORITY. Purchaser has been duly formed and is validly existing and Purchaser has the full right and authority and has obtained any and all consents required therefor to enter into this Agreement, consummate or cause to be consummated the purchase and accept the transfers and assignments contemplated herein; the persons signing this Agreement on behalf of Purchaser are authorized to do so; and this Agreement and all of the documents to be delivered by Purchaser at the Closing have been authorized and properly executed and will constitute the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms.

      (b) PENDING ACTIONS. There is no action or proceeding pending against Purchaser, and to Purchaser's knowledge, there are no actions or proceedings threatened against Purchaser which, if determined adversely to Purchaser, would have a material adverse affect on Purchaser or Purchaser's ability to consummate the transactions contemplated under the terms of this Agreement.

      (c) CONSENTS. To Purchaser's knowledge, except for any release required from a Lender, no approval, consent, waiver or filing with any third party, including, but not limited to, any governmental bodies, agencies or instrumentalities, is required for the execution, delivery and performance of this Agreement by Purchaser.

      9.3 "KNOWLEDGE" DEFINED. As used herein, the term "knowledge" as applied to Seller shall mean the actual knowledge of Julie Strocchia and/or Glenn Emig, both of whom are familiar with the Property, after their consultation with the property manager and leasing coordinator of Seller's third-party property management entity, and the appropriate in-house legal personnel of JMB Realty Corporation, all of whom have reviewed
Section 9.1 hereof.

      9.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by Seller and Purchaser in this Agreement shall be deemed to be remade as of the Closing Date and shall survive the Closing only until December 31, 1996. Notwithstanding anything contrary contained in this Agreement, if Purchaser shall have actual knowledge as of Closing that any of the representations or warranties of Seller contained herein are false or inaccurate or that Seller is in breach or default of any of its obligations under this Agreement, and Purchaser nonetheless closes the transactions hereunder and acquires the Property, then Seller shall have no liability or obligation respecting such false or inaccurate representations or warranties or other breach or default (and any cause of action resulting therefrom shall terminate upon such closing hereunder). With respect to the foregoing, Purchaser shall be deemed to have actual knowledge of the information contained in any and all reports or studies prepared by or on behalf of Purchaser in connection with its due diligence reviews, inspections and examinations of the Property.

      9.5    OBLIGATION TO INDEMNIFY.

             (a) BY PURCHASER. Purchaser shall hold harmless, indemnify and defend Seller from and against: (i) any and all third party claims for Purchaser's torts or breaches of contract related to the Property and arising out of events or actions occurring on or after the Closing Date, (ii) any and all loss, damage or third party claims arising from Purchaser's inspections or examinations of the Property prior to the Closing Date;
and (iii) all costs and expenses, included reasonable attorneys' fees, incurred by Seller as a result of the foregoing.

             (b) BY SELLER. Seller shall hold harmless, indemnify and defend Purchaser from and against: (i) any and all third party claims for Seller's torts or breaches of contract related to the Property and arising out of events or actions occurring prior to the Closing Date and (ii) all costs and expenses, included reasonable attorneys' fees, incurred by Purchaser as a result of such claims.

             (c) GENERALLY. Each indemnification under this Agreement shall be subject to the following provisions: the indemnitee shall notify indemnitor of any such claim against indemnitee within 30 days after it has notice of such claim, but failure to notify indemnitor shall in no case prejudice the rights of indemnitee under this Agreement unless indemnitor shall be prejudiced by such failure and then only to the extent of such prejudice. Should indemnitor fail to discharge or undertake to defend indemnitee against such liability within ten days after the indemnitee gives the indemnitor written notice of the same, then indemnitee may settle such liability, and indemnitor's liability to indemnitee shall be conclusively established by such settlement, the amount of such liability to include both the settlement consideration and the reasonable costs and expenses, including attorneys' fees, incurred by indemnitee in effecting such settlement.

                                 ARTICLE 10

                     DAMAGE OR DESTRUCTION; CONDEMNATION

      10.1 DAMAGE OR DESTRUCTION. In the event of any damage to or destruction of the Property or any portion thereof subsequent to the date hereof and prior to, or on, the Closing Date, Seller shall provide written notice of such damage promptly after its occurrence, and Purchaser's rights shall be as follows:

      Whether or not the loss is covered by insurance, within 15 days after receipt of the notice from Seller of the occurrence of the damage, Purchaser shall elect, by written notice to Seller, either to:

      (a) in the event the reasonably expected cost of restoration exceeds $250,000, terminate this Agreement, in which event the Deposit shall be returned immediately to Purchaser, and thereupon all obligations of the parties hereunder shall cease and this Agreement shall have no further force and effect; or

      (b) proceed with the transaction contemplated under this Agreement (except that if the Closing Date is less than 15 days following Purchaser's receipt of such notice, the Closing shall be delayed until Purchaser makes such election, but in no event more than 30 days after the date of such receipt), in which event Purchaser shall not have any right to offset or reduction of the Purchase Price and Purchaser shall receive at Closing (i) an assignment of (A) all insurance proceeds theretofore paid to Seller with respect to such damage, (B) all claims against any insurer with respect to such damage and (C) all claims against third parties with respect to such damage and (ii) the full amount of Seller's deductible, in cash.

      10.2 CONDEMNATION. If, subsequent to the date hereof and prior to, or on, the Closing Date, (a) any proceeding (judicial, administrative or otherwise) shall be commenced for the proposed taking of any portion of, or interest in, the Property by condemnation or eminent domain or any action in the nature of eminent domain, or (b) Seller shall receive notice of any such proposed taking, Purchaser shall have the right and option to terminate this Agreement, in the event the reasonably expected condemnation award exceeds $250,000, by giving Seller written notice to such effect within 15 days after Purchaser's receipt of written notification of the commencement of such proceeding or receipt by Seller of such notice, as the case may be. In the event (A) the reasonably expected condemnation award is less than $250,000 or (B) if greater than $250,000 and Purchaser shall elect to proceed with the transaction contemplated hereby, Seller shall assign to Purchaser at Closing all Seller's right to any proceeds from such taking. Seller agrees to furnish Purchaser written notification with respect to the commencement of any such proceedings or receipt by Seller of such notice, as the case may be, immediately upon Seller's notice thereof. Should Purchaser elect to so terminate this Agreement, the Deposit shall be returned immediately to Purchaser, and thereupon the parties hereto shall be released from any and all further obligations hereunder. If the Closing Date is less than 15 days following the last day on which Purchaser is entitled to elect to terminate this Agreement, then the Closing shall be delayed until Purchaser makes such election, but in no event more than 30 days after Purchaser's receipt of the notice.

                                 ARTICLE 11

                                   DEFAULT

      11.1 SELLER'S DEFAULT. If Seller shall default in the performance of any of its obligations hereunder, and if such default is not cured within ten days after written notice to Seller specifying such default, the sole and exclusive remedy of Purchaser shall be the right to elect either to
(a) terminate this Agreement in which event the Deposit shall be promptly returned to Purchaser, or (b) provided Purchaser is not then in material default beyond the applicable cure period therefor, if any, and is ready, willing and able to perform hereunder, pursue an action for specific performance of the terms of this Agreement. Purchaser shall not have the right to seek, pursue or obtain any other remedy at law, in equity or otherwise on account of or in connection with any such default by Seller.

      11.2 PURCHASER'S DEFAULT. If Purchaser shall default in the performance of any of its obligations hereunder, and if such default is not cured within ten days after written notice to Purchaser specifying such default, Seller shall have the right at its election to terminate this Agreement in which event the Deposit shall be promptly paid to Seller as full and complete liquidated damages (and not as a penalty or forfeiture) in lieu of any and all other legal and equitable rights and remedies which Seller may have hereunder.

      11.3 CLOSING IS A WAIVER. In the event that Closing shall actually occur, then the occurrence of such Closing shall be deemed a complete waiver by each party of all of its rights to make any claim against the other for breach or failure by such breaching party of any of its obligations required to be performed on or prior to Closing. In no event shall either party have the right after Closing to make any claim or seek or any remedy against the other based upon any obligation required to be performed by the other on or prior to Closing; PROVIDED, HOWEVER, that except as otherwise set forth herein, the waiver contained herein shall not affect liability after the Closing Date with respect to any breach of either party's representations and warranties contained herein.


                                 ARTICLE 12

                            BROKERAGE COMMISSIONS

      Seller and Purchaser represent and warrant each to the other that (except as set forth in this Article 12) they have not dealt with any real estate broker, sales person or finder in connection with this transaction and no person initiated or participated in the negotiation of this Agreement or showed the Property to Purchaser, and to the knowledge of Seller and Purchaser, there are no real estate brokerage commissions, finder's fees, or other similar fees due any person or entity on account of or as a result of this transaction, except as set forth herein. Seller and Purchaser each agree to indemnify, defend and hold the other harmless from and against any loss, cost, liability or expense suffered or incurred by the other party as a result of a claim or claims for brokerage commissions, finder's fees or other similar fees from any party or firm that is based on the act or omission of the party in breach of the above warranty. Seller is obligated to pay a brokerage commission to U.S. Equities Realty, Inc., pursuant to a separate written agreement.

                                 ARTICLE 13
                                   NOTICES

      13.1 NOTICES. Any notice, request, demand, instruction or other document to be given or served hereunder or under any document or instrument executed pursuant hereto shall be in writing and shall be deemed to be delivered and effective upon the earlier of (a) upon personal delivery to and receipt by the person to whom delivered, (b) three days after deposit in United States registered or certified mail, return receipt requested,
(c) one business day after deposit with a nationally recognized overnight express courier for next day delivery or (d) the business day of telecopy, in each case, addressed to the parties at their respective addresses or telecopy numbers (as applicable) set forth below:

      If to Purchaser:   Brownsville Sunrise Developers, L.P.
                         1600 Cantrell Road
                         Little Rock, Arkansas 72201
                         Attention of James E. Darr, Jr.
                         Telecopy No.:  (501) 376-5031

      with a copy to:    James A. Moomaw
                         Hughes & Luce, L.L.P.
                         1717 Main Street (Suite 2800)
                         Dallas, Texas 75201
                         Telecopy No.:  (214) 939-5849

      If to Seller:      Sunrise Brownsville Associates, Ltd.
                         900 North Michigan Avenue (Suite 1900)
                         Chicago, Illinois  60611
                         Attention of Glenn Emig
                         Telecopy No.:  (312) 915-9310

      with a copy to:    Gary M. Laughlin
                         Pircher, Nichols & Meeks
                         1999 Avenue of the Stars
                         Los Angeles, California  90067
                         Telecopy No.: (310) 201-8922

      and a copy to:     U.S. Equities Realty, Inc.
                         20 North Michigan Avenue (Suite 400)
                         Chicago, Illinois  60602
                         Attention of James M. Whittington
                         Telecopy No.:  (312) 456-0056

      13.2 CHANGE OF ADDRESS. A party may change its address and telecopy number for receipt of notices by service of a notice of such change in accordance herewith.


                                 ARTICLE 14

                                MISCELLANEOUS

      14.1 PARTIES BOUND. All provisions hereof, including, without limitation, all representations and warranties made hereunder, shall extend to, be obligatory upon and inure to the benefit of the respective heirs, devisees, legal representatives, successors, assigns and beneficiaries of the parties hereto.

      14.2 HEADINGS. The article and paragraph headings of this Agreement are for convenience only and in no way define, limit or enlarge the scope or meaning of the language hereof.

      14.3 INVALIDITY. If any term, provision or condition of this Agreement is found to be or is rendered invalid or unenforceable, it shall not affect the remaining terms, provisions and conditions of this Agreement, and each and every other term, provision and condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

      14.4 GOVERNING LAW. This Agreement shall, in all respects, be governed, construed, applied and enforced in accordance with the laws of the State of Texas.

      14.5 NO THIRD PARTY BENEFICIARY. This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions or remedies to any person or entity as a third party beneficiary under any statutes, laws, codes, ordinances, rules, regulations, orders, decrees or otherwise.

      14.6 AMENDMENTS. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

      14.7 EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement.

      14.8 FURTHER ACTS. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by Seller to Purchaser, Seller and Purchaser agree to perform, execute and/or deliver or cause to be performed, executed and/or delivered at the Closing or after the Closing any and all further acts, deeds and assurances as may be necessary to consummate the transactions contemplated hereby.

      14.9 EXTENSION OF PERFORMANCE. Whenever under the terms of this Agreement the time for performance of a covenant or condition falls upon a Saturday, Sunday or holiday, such time for performance shall be extended to the next business day. Otherwise all references in this Agreement to days shall mean calendar days.

      14.10. TIME. Time is of the essence in the performance of each and every term, condition and covenant contained in this Agreement.

      14.11 ASSIGNMENT. This Agreement and all rights hereunder may be assigned or transferred by Purchaser without the prior written consent of Seller.

      14.12 ATTORNEYS' FEES. Should either party employ attorneys to enforce any of the provisions hereof, the party losing in any final judgment agrees to pay the prevailing party all reasonable costs, charges and expenses, including attorneys' fees, expended or incurred in connection therewith.

      14.13 USE OF PRONOUNS. The use of the neuter singular pronoun to refer to Seller and Purchaser shall be deemed a proper reference, even though Seller or Purchaser may be an individual, partnership or a group of two or more individuals. The necessary grammatical changes required to make the provisions of this Agreement apply in the plural sense where there is more than one seller or purchaser and to either partnerships or individuals
(male or female) shall in all instances be assumed as though in each case fully expressed.

      14.14 LIMITATION OF LIABILITY. No constituent partner in or agent of Seller, nor any advisor, trustee, director, officer, employee, beneficiary, shareholder, participant, representative or agent of any corporation or trust that is or becomes a constituent partner in Seller (including, but not limited to, Carlyle Real Estate Limited Partnership-X and JMB Realty Corporation) shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Purchaser and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Seller's assets for the payment of any claim or for any performance, and Purchaser, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability. Notwithstanding anything contrary in this Agreement, neither the negative capital account of any constituent partner in Seller, nor any obligation of any constituent partner in Seller to restore a negative capital account or to contribute capital to Seller, shall at any time be deemed to be the property or an asset of Seller or any such other constituent partner (and neither Purchaser nor any of its successors or assigns shall have any right to collect, enforce or proceed against or with respect to any such negative capital account of partner's obligation to restore or contribute).

      Notwithstanding anything to the contrary contained herein, if the closing of the transactions hereunder shall have occurred (and Purchaser shall not have waived, relinquished or released any applicable rights in further limitation), the aggregate liability of Seller arising pursuant to or in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Seller under this Agreement (or any document executed or delivered in connection herewith) shall not exceed $200,000.

              [THE BALANCE OF THIS PAGE IS INTENTIONALLY BLANK]




      IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first above written.

PURCHASER:

BROWNSVILLE SUNRISE DEVELOPERS, L.P.,
a Texas limited partnership,

By:   BROWNSVILLE SHOPPING CENTER, INC.,
      a Texas corporation,
      its general partner,



      By:    JAMES E DARR, JR.
             James E. Darr, Jr.,
             Vice President


SELLER:

SUNRISE BROWNSVILLE ASSOCIATES, LTD.,
a Texas limited partnership,

By:   CARLYLE REAL ESTATE LIMITED PARTNERSHIP-X,
      an Illinois limited partnership,
      its general partner,

      By:    JMB REALTY CORPORATION
             a Delaware corporation,
             its general partner,


             By:   ______________________
                   Name:______________________
                   Title:______________________



                              LIST OF EXHIBITS


A     -      Legal Description of Real Property

B     -      Permitted Exceptions

C     -      List of Contracts

C-1   -      List of Insurance Policies

D     -      Rent Roll

E     -      List of Specialty License Agreements

F     -      List of Personalty

F     -      List of Personalty Owned by Others

G     -      Form of Tenant Estoppel Certificate

H     -      INTENTIONALLY DELETED

I     -      Form of Assignment of Contracts

J     -      Form of Assignment of Leases

K     -      Mortgages

L     -      INTENTIONALLY DELETED

M     -      Form of Assignment of REA

N     -      Form of Blanket Conveyance

O     -      INTENTIONALLY DELETED

P     -      Form of Survey Certification

Q     -      Anchor Agreements

R     -      Pending Litigation

S     -      Form of Assignment of Option



                                  EXECUTION














PURCHASE AND SALE AGREEMENT

by and between

SUNRISE BROWNSVILLE ASSOCIATES, LTD.,
a Texas limited partnership,

and

BROWNSVILLE SUNRISE DEVELOPERS, L.P.,
a Texas limited partnership


TABLE OF CONTENTS
PAGE

ARTICLE 1 DEFINITIONS
  1.1 Assignment of Contracts. .
  1.2 Assignment of Leases
  1.3 Assignment of Option
  1.4 Assignment of REA
  1.5 Blanket Conveyance
  1.6 Closing
  1.7 Closing Date
  1.8 Contracts
  1.9 Defect or Defects
  1.10 Escrow
  1.11 Escrow Agreement
  1.12 Escrowee
  1.13 Leases
  1.14 Option
  1.15 Permitted Exceptions
  1.16 Personalty
  1.17 Property
  1.18 Purchaser
  1.19  Real Property
  1.20 Records
  1.21 Seller
  1.22 Specialty License Agreements
  1.23 Survey
  1.24 Title Commitment
  1.25 Title Insurer
  1.26 Title Policy

ARTICLE 2 AGREEMENT TO SELL
  2.1 Agreement
  2.2 Purchase Price

ARTICLE 3 SATISFACTION OF MORTGAGES; REDEVELOPMENT NDITION
  3.1 Description of Mortgages .
  3.2 Satisfaction

ARTICLE 4 INSPECTION PERIOD
  4.1 Completed Due Diligence Reviews


ARTICLE 5 ESCROW; TITLE AND SURVEY
  5.1 Escrow
  5.2 Escrow and Title Costs . .
  5.3 Title Commitment and Survey
  5.4 Defects in Title Commitment or Survey

ARTICLE 6 CLOSING
  6.1 Closing Date
  6.2 Escrow
  6.3 Deposits into Escrow
  6.4 Closing

ARTICLE 7 PRORATIONS BETWEEN PURCHASER AND SELLER ANSFER OF
ACCOUNTS
  7.1 Prorations
    (a) General
    (b) Rentals
    (c) Delinquent Rentals
    (d) Operating Cost Pass-Throughs, Etc.
    (e) Prepaid Rentals
    (f) Taxes and Assessments. .
    (g) Operating Expenses
    (h) Commissions
    (i) Security Deposits
    (j) Contracts
    (k) Prepaid Expenses

ARTICLE 8 ADDITIONAL AGREEMENTS OF SELLER AND PURCHASER
  8.1 Seller's Agreements
  8.2 Leasing
    (a) Existing Leases
    (b) Proposed Leases
    (c) Leasing Costs
  8.3 Purchaser's Assumption of Obligations
  8.4 Possession
  8.5 Confidentiality

ARTICLE 9 REPRESENTATIONS AND WARRANTIES
  9.1 Seller's Representations and Warranties
    (a) Contracts; Insurance
    (b) Leases
    (c) Seller's Authority
    (d) Pending Actions
    (e) Condemnation
    (f) Compliance
    (g) Environmental Notices. .
    (h) Consents
    (i) Seller's Claims
    (j) True Information
    (k) Title to Property
    (l) Leasing Commissions. . .
    (m) Financials
    (n) Taxes
    (o) Anchor Agreements
    (p) Tenant Improvements. . .
    (q) Personalty
    (r) Pledges
    (s) Employees; Employment Agreements
  9.2 Purchaser's Representations and Warranties
    (a) Purchaser's Authority. .
    (b) Pending Actions
    (c) Consents
  9.3 "Knowledge" Defined
  9.4 Survival of Representations and Warranties
  9.5 Obligation to Indemnify
    (a) By Purchaser
    (b) By Seller
    (c) Generally

ARTICLE 10 DAMAGE OR DESTRUCTION; CONDEMNATION
  10.1 Damage or Destruction . .
  10.2 Condemnation

ARTICLE 11 DEFAULT
  11.1 Seller's Default
  11.2 Purchaser's Default
  11.3 Closing is a Waiver

ARTICLE 12 BROKERAGE COMMISSIONS

ARTICLE 13 NOTICES
  13.1 Notices
  13.2 Change of Address

ARTICLE 14 MISCELLANEOUS . . . .
  14.1 Parties Bound
  14.2 Headings
  14.3 Invalidity
  14.4 Governing Law
  14.5 No Third Party Beneficiary
  14.6 Amendments
  14.7 Execution in Counterparts
  14.8 Further Acts
  14.9 Extension of Performance.
  14.10. Time
  14.11 Assignment
  14.12 Attorneys' Fees
  14.13 Use of Pronouns
  14.14 Limitation of Liability.

LIST OF EXHIBITS